Exhibit 2.1

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (“Agreement”) is made as of March 22, 2017, by and between The Lovesac Company, a Delaware corporation (the “Assignee”) and SAC Acquisition LLC, a Delaware limited liability company (the “Assignor”).

WHEREAS, Assignor has agreed to assign all of the Assignor’s right, title and interest in and to all of Assignor’s assets to Assignee (the “Acquired Assets”), and Assignee has agreed to accept such assignment and assume all of Assignor’s liabilities (“Assumed Liabilities”), including, but not limited to such assets and liabilities as provided in Exhibit A attached herein (which may be supplemented from time to time), in exchange for the issuance of 15,000,000 shares of Common Stock, par value $.00001, of Assignee issued to Assignor pursuant to that certain Subscription Agreement, by and between Assignor and Assignee of even date herewith;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.      Assignment and Assumption. Effective as of the date first written above, the Assignor hereby sells, contributes, assigns, transfers and conveys (collectively, the “Assignment”) to the Assignee all of Assignor’s right, title, benefit, privileges and interest in and to, and all of Assignor’s burdens, obligations and liabilities in connection with the Acquired Assets and the Assumed Liabilities. Assignee hereby accepts the Assignment and assumes and agrees to observe and perform all of the duties, obligations, terms, provisions and covenants, and to pay and discharge all of the liabilities of the Assignor to be observed, performed, paid or discharged, in connection with the Acquired Assets and the Assumed Liabilities. All contracts hereby contributed and assigned to the Assignee shall be deemed to have been contributed and assigned effective as of the date first written above, except to the extent that any consents are required for such assignment, in which case such contracts shall be deemed to be assigned automatically upon obtaining such consent, but pending such assignment Assignee shall be responsible for all of Assignor’s obligations under such contract.

2.      Further Assurances. Each of the parties hereto covenants and agrees, at its own expense, to execute and deliver, at the request of the other party hereto, such further instruments of transfer and assignment and to take such other action as such other party may reasonably request to more effectively consummate the assignments and assumptions contemplated by this Agreement.

3.       Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Assignee and the Assignor and their respective legal representatives, successors and assigns.

4.      Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

5.       Amendments; Waivers, Etc. Neither this Agreement nor any term hereof may be amended, changed, waived, discharged or terminated other than by an instrument in writing, signed by the party against which enforcement of such amendment, change, waiver, discharge or termination is sought.

6.       Interpretations. The headings of the sections contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement.

7.       Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, and all of which together shall constitute one and the same instrument.

8.       Modification. This Agreement constitutes the entire understanding of the parties, and supersedes any and all agreements or understandings of any of the parties with respect to the subject matter set forth herein, and may not be modified or otherwise changed orally, but only by a writing signed by the party against whom enforcement of any such waiver, change, modification, extension, or discharge is sought.

9.       Parties in Interest. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective legal representatives, successors, and assigns of the parties.

(Signatures Appear On Next Page)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

ASSIGNEE:

THE LOVESAC COMPANY

By:	/s/ Jack Krause
Name:	Jack Krause
Title:	President

ASSIGNOR:

SAC ACQUISITION LLC

By:	/s/ Shawn Nelson
Name:	Shawn Nelson
Title:	Chief Executive Officer